FAM SERIES FUND, INC.

MERCURY HIGH YIELD PORTFOLIO

SERIES # 7

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
1/20/2006	DRS Technologies 6.63% 2/1/16	350,000,000	250,000	Bear Stearns & Co. Inc Wachovia Securities Merrill Lynch & Co. Banc Of America Sec. LLC CIBC World Markets Jefferies & Company Ryan Beck & Co.
1/26/2006	NRG Energy Inc. 7.25% 2/1/14	1,200,000,000	250,000	Morgan Stanley Citigroup Lehman Banc of America Deutsche Bank Goldman Sachs Merrill Lynch
5/1/2006	cumulus Media 9.88% 5/15/2014	250,000,000	250,000	Merrill Lynch Goldman Sachs Deutsche Bank UBS Securities Banc of America